Exhibit 4.41

English Translation for Reference
POWER OF ATTORNEY
I, Cui Yachao, a citizen of the People’s Republic of China (hereinafter referred to as “China”), with the Chinese ID card number: 220104195612155017, am a shareholder of Shenzhen Guanli Agricultural Technology Co., Ltd. (hereinafter referred to as “Guanli”), holding 5% equity interest of Guanli. I hereby irrevocably authorize Mr. GUANGLIN LAI to exercise the following rights within the term of this Power of Attorney:
I authorize Mr. GUANGLIN LAI (passport number: S2630389C) to represent me with full power to exercise any shareholder’s rights, including voting rights, to which I shall be entitled under the laws of China and the Articles of Association of Guanli at shareholders’ meetings of Guanli, including but without limited to execute legal documents in relation to the sale or transfer of all or part of my equity interest in Guanli, and to act as my authorized representative at shareholders’ meetings of Guanli to designate and appoint a general manager of Guanli.
The above authorization and designation are conditional upon Mr. GUANGLIN LAI being a director of Agria Brother Biotech (Shenzhen) Co., Ltd. (hereinafter referred to as “Agria Brother”) and Agria Brother granting its consent to the above authorization and designation. Once Mr. GUANGLIN LAI leaves Agria Brother or Agria Brother notifies me of the termination of the above authorization and designation, I will immediately withdraw the authorization and designation made herein, and will designate and authorize any other personnel nominated by Agria Brother to exercise all my shareholder’s rights, including voting rights, to which I shall be entitled at shareholders’ meetings of Guanli.
During the validly existing period of Guanli, except for the early termination of the Exclusive Call Option Contract jointly signed by me, Agria Brother and Guanli for any reasons, this Power of Attorney shall remain effective throughout the operating period of Guanli from the date hereof.

/s/ Cui Yachao
August 4, 2009